AMENDED AND RESTATED ADMINISTRATION, ACCOUNTING AND TRANSFER

AGENT SERVICES AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT is made as of August 15, 2011 by and between each investment entity listed on Appendix A hereto, as amended from time to time (each, a “Fund” and collectively the “Funds”), and BNY MELLON INVESTMENT SERVICING (US) INC., a Massachusetts corporation (the “Administrator” or “BNYM”).

W I T N E S S E T H:

WHEREAS, the Administrator and one of the Funds (the “original Citi Fund”) previously entered into an Administration, Accounting and Transfer Agent Services Agreement, dated as of October 1, 2005 (the “Original Agreement”), which was amended by an Amendment to Administration, Accounting and Transfer Agent Services Agreement dated as of November 17, 2009 (the “Amendment”);

WHEREAS, the original Citi Fund has since undergone a change in its investment manager as well as a name change from “Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC” to “SkyBridge Multi-Adviser Hedge Fund Portfolios LLC”, and the Administrator has since changed its name from “PFPC Inc.” to “PNC Global Investment Servicing (U.S.) Inc.” to now “BNY Mellon Investment Servicing (US) Inc.”;

WHEREAS, the original Citi Fund and BNYM wish to amend and restate the Original Agreement to make certain changes to the services, incorporate the terms of the Amendment, and make certain other conforming changes, as well as add one or more additional Funds to the Original Agreement;

WHEREAS, each Fund, which either directly or through one or more series (“Series”) invests in hedge funds, wishes to retain BNYM to provide administration, accounting, and transfer agent services provided for herein and in the Service Level Agreements (as hereafter defined), and BNYM wishes to furnish such services;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.  Definitions.  As Used in this Agreement:

(a)	“1940 Act” means the Investment Company Act of 1940, as amended.

(b)
“Authorized Person” means any officer of a Fund and any other person duly authorized by such Fund’s Governing Board to give Oral Instructions and Written Instructions on behalf of the Fund, as provided by the Fund’s investment manager to BNYM.  An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by the party which is authorizing the Authorized Person.

(c)
“Board of Managers”, “Managing Member” and “Members” shall have the same meanings as set forth in a Fund’s limited liability company agreement (the “Limited Liability Company Agreement”), if such Fund is a limited liability company.

(d)	“Governing Body” means a Fund’s Managing Member(s) or Board of Directors, as applicable, pursuant to such Fund’s Organizational Documents.

(e)
“Organizational Documents” means, in the case of a Fund, the by-laws, memorandum or articles of association, partnership agreement, Limited Liability Company Agreement, trust deed, prospectus or similar offering document or other documents constituting the Fund.

(f)
“Oral Instructions” mean oral instructions received by BNYM from an Authorized Person or from a person reasonably believed by BNYM to be an Authorized Person.  BNYM may rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(g)	“Service Level Agreements” shall mean the agreements identified on Appendix B.

(h)	“SEC” means the U.S. Securities and Exchange Commission.

(i)
“Written Instructions” mean (i) written instructions signed by an Authorized Person and received by BNYM or (ii) trade instructions transmitted (and received by BNYM) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier.  The instructions may be delivered by hand, mail, electronic mail, tested telegram, cable or facsimile sending device.

2.  Appointment.  Each Fund hereby appoints BNYM to provide administration, accounting and transfer agent services, in accordance with the terms set forth in this Agreement and each Service Level Agreement.  BNYM accepts such appointment and agrees to furnish such services.  Additional Funds may be added to this Agreement from time to time through the execution of an instrument of accession between such additional Fund and BNYM whereby such additional Fund and BNYM will agree to be bound by the terms of this Agreement (as it may be amended with respect to such Fund by such instrument of accession).  The addition of a Fund to this Agreement will not affect the rights or obligations of any other Fund pursuant to the terms of this Agreement.

3.  Compliance with Rules and Regulations.  BNYM undertakes to comply with the applicable requirements of any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by BNYM.  Except as specifically set forth herein or in a Service Level Agreement, BNYM assumes no responsibility for such compliance by any Fund.

4.  Instructions.

(a)	Unless otherwise provided in this Agreement or a Service Level Agreement, BNYM shall act only upon Oral Instructions or Written Instructions.

(b)
BNYM shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed in good faith by BNYM to be an Authorized Person) pursuant to this Agreement.  BNYM may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of a Fund’s Organizational Documents or this Agreement or of any vote, resolution or proceeding of a Fund’s Governing Board or of the Fund’s shareholders, unless and until BNYM receives Written Instructions to the contrary or unless BNYM has actual knowledge to the contrary.

(c)
Each Fund agrees to forward to BNYM Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by BNYM or its affiliates) so that BNYM receives the Written Instructions as promptly as practicable and in any event by the close of business on the day after such Oral Instructions are received.  The fact that such confirming Written Instructions are not received by BNYM or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or BNYM’s ability to rely upon such Oral Instructions so long as it acts in good faith unless BNYM has actual knowledge to the contrary.

5.  Right to Receive Advice.

(a)
Advice of the Fund.  If BNYM is in doubt as to any action it should or should not take, BNYM may request directions or advice, including Oral Instructions or Written Instructions, from the affected Fund(s).

(b)
Advice of Counsel.  If BNYM shall be in doubt as to any question of law pertaining to any action it should or should not take, BNYM may request advice from counsel of its own choosing (who may be counsel for the affected Fund(s), the affected Fund(s)’ investment adviser, Governing Body or BNYM, at the option of BNYM); provided, however that such counsel and any related expense must be approved in advance by the Fund which approval will not be unreasonably withheld.

(c)
Conflicting Advice.  In the event of a conflict between directions, advice or Oral Instructions or Written Instructions BNYM receives from a Fund and the advice BNYM receives from counsel, if it involves an issue of compliance with law or legal requirements, BNYM may rely upon and follow the advice of counsel only after it has discussed the matter with the affected Fund(s) and the Fund(s)’ counsel and the conflict is not resolved.

(d)
Protection of BNYM.  Subject to the second sentence of Section 12 and except as otherwise specifically provided herein or in a separate agreement, BNYM shall be indemnified by the relevant Fund(s) and without liability for any action BNYM takes or does not take in good faith and reliance upon directions or reasonable advice or Oral Instructions or Written Instructions BNYM receives from or on behalf of the relevant Fund(s) or from counsel for such Fund(s) and which BNYM reasonably believes, in good faith, to be consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon BNYM (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

6.  Records; Visits.

(a)
The books and records pertaining to the Funds, which are in the possession or under the control of BNYM, shall be the property of the Funds.  With respect to any Fund which is an investment company registered under the 1940 Act, such books and records shall be maintained as required by the 1940 Act and other applicable securities laws, rules and regulations.  The Fund and Authorized Persons shall have access to such books and records at all times during BNYM’s normal business hours.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by BNYM to the Fund or to an Authorized Person of the Fund, at the Fund’s expense.  Any such books or records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method.

(b)	Except as otherwise provided in a Service Level Agreement, BNYM shall keep the following records:

(i)	all books and records with respect to the Fund’s (and each Series’) books of account;

(ii)	records of the Fund’s (and each Series’) securities transactions;

(iii)	List of investors with respect to each Series; and

(iv)	Investor subscription and redemption documentation and records with respect to each Series.

Subject to applicable provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended, regarding the location of Fund records (and/or appropriate disclosure thereof), BNYM may house these records in a third party storage facility and notwithstanding the use of such facility, shall remain responsible for all such record as provided in this Agreement.  In addition, to the extent required by, and in the manner prescribed by and in accordance with, the 1940 Act, the books and records of BNYM pertaining to its actions under this Agreement and reports by BNYM or its independent accountants concerning its accounting system, procedures for safeguarding securities, and internal accounting controls will be open to inspection and audit at reasonable times by officers, employees, or agents of the particular Fund or auditors employed thereby and will be preserved by BNYM.

7.  Confidentiality.  Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”).  (For the avoidance of doubt, this Section 7 relates only to the Confidential Information of the Funds and BNYM and their respective affiliates).  Confidential Information shall include (a) any data or information that is competitively sensitive material, including, but not limited to, information about product plans, marketing strategies, investments, investment strategies, finances, operations, employees/personnel, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Funds or BNYM or their respective affiliates, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Funds or BNYM or their respective affiliates a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations to the extent it:  (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is legally permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) has been or is independently developed or obtained by the receiving party; or (h) is necessary or desirable for BNYM to release such information in the provision of services under this Agreement.

8.  Liaison with Accountants.  BNYM shall act as liaison with each Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules and any other reports or information required by such accountants with respect to the Fund.  BNYM shall take all reasonable action in the performance of its duties under this Agreement with respect to each Fund to assure that the necessary information is made available in a timely fashion to such accountants for the expression of their opinion with respect to the Fund, as required by the Fund.

9.  BNYM System.  BNYM shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights developed by and utilized by BNYM in connection with the services provided by BNYM under this Agreement.  Nothing in this Agreement will grant to BNYM title or ownership of any data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights belonging to the Funds.

10.  Disaster Recovery.  BNYM shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment.  Each Fund shall have the right to review any such agreement or arrangement upon the reasonable request of the Funds.  In the event of equipment failures, BNYM shall, at no additional expense to the Funds, take reasonable best efforts to minimize service interruptions.  BNYM shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by BNYM’s own or such third party’s willful misfeasance, willful misconduct, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

11.  Compensation.

(a)           As compensation for services set forth herein that are rendered by BNYM during the term of this Agreement, each Fund will pay to BNYM a fee or fees as may be agreed to in writing by such Fund and BNYM.

(b)           The undersigned hereby represents and warrants to BNYM that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to BNYM or to the adviser or sponsor to a Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by BNYM to such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the relevant Fund’s Governing Body and that, if required by applicable law, such Governing Body has approved any such fees and expenses, and any such benefits.

12.  Indemnification.

(a)           Each Fund (separately but not jointly) agrees to indemnify and hold harmless BNYM and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign regulations, securities and blue sky laws) (“Losses”) arising directly or indirectly from any action or omission to act which BNYM takes in connection with the provision of services hereunder to the extent provided herein. Notwithstanding anything to the contrary contained herein, neither BNYM, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by BNYM’s or its affiliates’ own willful misfeasance, willful misconduct, bad faith, gross negligence or reckless disregard in the performance of BNYM’s activities under this Agreement.

(b)           In the event a claim is asserted by a Fund arising out of or in connection with any action or inaction by BNYM in performing its duties in accordance with the standard of care set forth in Section 13(a) below (“Claim”), and to the extent the Fund is successful in such Claim against BNYM in which it is determined by a court or an arbiter of competent jurisdiction that BNYM failed to discharge its duties in accordance with the standard of care set forth hereunder, then BNYM shall indemnify the relevant Fund for any and all costs, expenses, direct damages, liabilities or claims (including attorneys’ and accountants’ fees) sustained or incurred as a result of such Claim.

(c)           The provisions of this Section 12 shall survive termination of this Agreement.

13.  Responsibility of BNYM.

(a)           BNYM shall be under no duty hereunder to take any action on behalf of a Fund except as specifically set forth herein or as may be specifically agreed to by BNYM and the Fund in writing.  BNYM shall be obligated to exercise due care and diligence in the performance of its duties hereunder (and the services set forth in the Service Level Agreements) and to act in good faith in performing services provided for under this Agreement.  BNYM shall be liable only for any damages, costs or expenses arising out of BNYM’s failure to perform its duties under this Agreement to the extent such damages arise out of BNYM’s willful misfeasance, willful misconduct, bad faith, gross negligence or reckless disregard of such duties (“Standard of Care”).

(b)           Notwithstanding anything in this Agreement to the contrary, (i) BNYM shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party caused by any of the foregoing, provided that BNYM has used reasonable efforts to minimize the impact of any of the foregoing on its ability to fully perform its obligations hereunder; and (ii) BNYM shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which BNYM reasonably believes to be genuine.

(c)           Notwithstanding anything in this Agreement (whether contained anywhere in Sections 13-15 or otherwise) to the contrary, each Fund hereby acknowledges and agrees that (i) BNYM, in the course of providing tax-related services or calculating and reporting portfolio performance hereunder, may rely upon BNYM’s good faith interpretation of tax positions or its good faith interpretation of relevant circumstances (as reasonably determined by BNYM) in providing such tax services and in determining methods of calculating portfolio performance to be used, so long as they are reasonable and are subject to review by the Fund’s tax advisor, and that (ii) BNYM shall not be liable for losses or damages of any kind associated with such reliance except to the extent such loss or damage arises out of BNYM’s gross negligence, reckless disregard of its duties, willful misconduct or will misfeasance.

(d)           Notwithstanding anything in this Agreement to the contrary, without limiting anything in the immediately preceding sentence, each Fund hereby acknowledges and agrees that

BNYM shall not be liable for any losses or damages of any kind associated with any tax filings with which BNYM has assisted in any way except to the extent such loss or damage arises out of BNYM’s gross negligence, reckless disregard of its duties, willful misconduct or will misfeasance.

(e)           Notwithstanding anything in this Agreement to the contrary, neither BNYM nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by BNYM or its affiliates.

(f)           Each party shall use commercially reasonable efforts (including indemnity payments) to mitigate damages for which the other party may become responsible.

(g)           Notwithstanding anything in this Agreement to the contrary, BNYM shall have no liability either for any error or omission of any of its predecessors as servicer on behalf of a Fund or for any failure to discover such error or omission.

(h)           Each Fund hereby acknowledges and agrees that BNYM shall not be liable for any losses or damages of any kind associated with any Fund or investor taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto (“Taxes”), or the withholding or reporting, or non-reporting of, such Taxes, except as otherwise specified in sub-sections (x) or (xii) under Item 1 and sub-section (xiii) under Item 2 to Appendix B to the Agreement.

14.  Service Level Agreements.  BNYM shall, with respect to a Fund, perform the services set forth in the Service Level Agreement attached hereto as Appendix B.

15. Duration and Termination.  This Agreement shall continue until terminated by the Funds on ninety (90) days’ or by BNYM on one-hundred and twenty (120) days’ prior written notice to the other party.  In the event the Fund gives notice of termination, all reasonable expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider (or such successive service provider, if there are more than one), and all trailing expenses properly incurred by BNYM pursuant to the terms herein with respect to the Fund, will be borne by the Fund.  If BNYM gives notice of termination, the Fund will be reimbursed for reasonable out-of-pocket costs related directly to deconversion.  This Agreement may be terminated by either party with thirty (30) days’ prior written notice to the other parties in the event of a material default by the other party of any duties provided herein, provided that the defaulting party was given written notice of the default and failed to cure such default within thirty days of such written notice.  In the event this Agreement is terminated, each party will immediately return to the other all papers, materials, data or other property held by each for the purpose of performing the services hereunder.  Each party shall cooperate with and assist the other parties in the orderly termination of services under this Agreement.  Unless otherwise indicated in the aforementioned termination notice, if this Agreement is terminated with respect to a particular Fund(s), this Agreement shall remain in full force and effect with respect to the remaining Fund(s).

16.  Notices.  All notices and other communications, including Written Instructions (but excluding Oral Instructions), shall be in writing or by confirming facsimile sending device.  For purposes of this section only, electronic mail shall not be deemed written notice.  Notices shall be addressed (a) if to BNYM, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention:  President; (b) if to a Fund, at the address of the Fund, with a copy to SkyBridge Capital II, LLC, 527 Madison Avenue, 16th Floor, New York, New York 10022, Attn:  General Counsel; or (c) if to neither of the foregoing, at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.

17.  Amendments.  This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

18.  Delegation; Assignment.  BNYM may assign this Agreement or delegate its duties hereunder with respect to a Fund to any affiliate of BNYM, provided that BNYM gives the Fund thirty (30) days prior written notice of such assignment or delegation and such assignment or delegation is approved in writing by the relevant Fund(s), such consent not be unreasonably withheld or delayed.

19.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.  Further Actions.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

21.  Miscellaneous.

(a)           Entire Agreement.  This Agreement (including the Schedule and attachments hereto and the Service Level Agreements) embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and/or with respect to service levels or other matters as contemplated herein.  Notwithstanding any provision hereof, the services of BNYM are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of a Fund or any other person.

(b)           No Changes that Materially Affect Obligations.  Notwithstanding anything in this Agreement to the contrary, each Fund agrees to provide BNYM with prior notice to BNYM to evaluate the impact of any modifications to its Organizational Documents or the adoption any policies that would increase materially the obligations or responsibilities of BNYM hereunder.

(c)           Captions.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(d)           Governing Law.  This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(e)           Partial Invalidity.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(f)           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(g)           No Representations or Warranties.  Except as expressly provided in this Agreement, BNYM hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.  BNYM disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(h)           Facsimile Signatures.  The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(i)           Nature of Fund Obligations.  The obligations of each Fund to BNYM hereunder shall be several and not joint.  No Fund shall have the authority to act for or bind or waive the rights of any other Fund.  Each Fund that is a signatory hereto agrees to the inclusion as a party hereto of another Fund that is consented to by BNYM, and that executes an instrument of accession as set forth in Section 1 of this Agreement.

(j)           Separate Agreements.  This Agreement shall be interpreted to carry out the intent of the parties hereto that BNYM is entering into a separate arrangement with each separate Fund.

(k)           To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003.  In this regard, SkyBridge Capital II, LLC, the investment manager of a Fund, will provide BNYM with an annual anti money laundering certificate of compliance which is identified as Appendix C hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BNY MELLON INVESTMENT
SERVICING (US) INC.

By:
Title:

SKYBRIDGE MULTI-ADVISER
HEDGE FUND PORTFOLIOS LLC

By:
Title:

SKYBRIDGE G II FUND, LLC

By:
Title:

APPENDIX A

Name of Fund	Type/Jurisdiction of Fund
SkyBridge Multi-Adviser Hedge Fund Portfolios LLC	Delaware limited liability company registered as a closed-end investment company under the 1940 Act
SkyBridge G II Fund, LLC	Delaware limited liability company registered as a closed-end investment company under the 1940 Act

APPENDIX B

SERVICE LEVEL AGREEMENT

THIS APPENDIX B, dated as of August 15, 2011 is Appendix B to that certain Amended and Restated Administration, Accounting and Transfer Agent Services Agreement dated as of August 15, 2011 between BNY Mellon Investment Servicing (US) Inc. and each Fund listed on Appendix A thereto.

Item 1.       Description of Transfer Agent Services on a Continuous Basis.  BNYM will perform the following transfer agent services if required with respect to a Fund:

(i)	Maintain the register of Members of the Fund, such register shall include:
a.	all issues, transfers and repurchases of interests in the Fund;
b.	The number of interests held by each Member of the Fund;
c.	The Member’s address; and
d.	The Member’s tax payer identification number or social security number.

(ii)	Perform tender processing (including mailing of notices and collecting of investor responses);

(iii)	Arrange for the calculation of the issue and repurchase prices of interests in the Fund in accordance with the Limited Liability Company Agreement.

(iv)
Upon receipt of an order to purchase interests from the Fund, process subscriptions, which shall include reviewing for completeness, recording Member information in a database, recording the number of shares sold for the account of such Member, the trade date and price per share, and the amount of money to be delivered to the custodian of the Fund for such subscription, coordinating the wire of funds to the Fund’s account, and scanning the subscription document and filing originals.

(v)
Send confirmations to a purchaser/Member of each subscription which shows the new share balance, the amount invested and the price paid for the newly purchased interests, or will be in such other form as the Fund and BNYM may agree in writing.

(vi)
Process all requests from Members to transfer or tender interests in the Fund in accordance with the procedures set forth in the Organizational Documents.  BNYM will transfer or tender interests upon receipt of Written Instructions in the form requested by the Fund in the Organizational Documents, properly endorsed for transfer or redemption, accompanied by such documents as BNYM reasonably may deem necessary to evidence the authority of the person making such transfer or tender.  BNYM reserves the right to refuse to transfer or tender interests until it is satisfied that the endorsement on the instructions is valid and genuine.  BNYM also reserves the right to refuse to transfer or redeem interests until it is satisfied that the requested transfer or tender is legally authorized.

(vii)
Upon receipt of Written Instructions, deliver to the Fund’s custodian a notification setting forth the applicable Series and the number of interests to be tendered.  Such tenders shall be reflected on appropriate accounts maintained by BNYM reflecting outstanding interests of the Fund and interests attributed to an individual.

(viii)
Upon receipt of money paid to BNYM by the Fund’s custodian for the redemption of interests, pay to the redeeming Member, or its authorized agent or legal representative, such moneys as are received from the Fund’s custodian, all in accordance with the redemption procedures set forth in the Organizational Documents.

(ix)	Send confirmations to the Member redeeming interests in the Fund which show the new balance of interests, the price paid for the tendered interests.

(x)
Upon receipt of a resolution of the Fund’s Governing Body authorizing the declaration and payment of dividends and distributions, BNYM shall issue the dividends and distributions in cash, or, if the resolution so provides, pay such dividends and distributions in Shares.  Such issuance or payment shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations.  BNYM shall timely send to the Fund’s Members tax forms and other information, or permissible substitute notice, relating to dividends and distributions, paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation.  BNYM shall maintain and file with the United States Internal Revenue Service and other appropriate taxing authorities reports relating to all dividends above a stipulated amount (currently $10.00 accumulated yearly dividends) paid by the Fund to its shareholders as required by tax or other law, rule or regulation.  In accordance with the Organizational Documents and such procedures and controls as are mutually agreed upon from time to time by and among the Fund, BNYM and the Fund’s custodian, BNYM shall process applications from Members relating to the Fund’s Dividend Reinvestment Plan (“Dividend Reinvestment Plan”) and will effect purchases of interests in connection with the Dividend Reinvestment Plan.  As the dividend disbursing agent, BNYM shall, on or before the payment date of any such dividend or distribution, notify the fund accounting agent of the estimated amount required to pay any portion of said dividend or distribution which is payable in cash, and on or before the payment date of such distribution, the Fund shall instruct the custodian to make available to the dividend disbursing agent sufficient funds for the cash amount to be paid out.  If a shareholder is entitled to receive additional interests, by virtue of any distribution or dividend, appropriate credits will be made to his or her account and/or certificates delivered where requested, all in accordance with the Dividend Reinvestment Plan.

(xi)	Provide to the Fund subscription and redemption reports (or such other reports as may be agreed upon in writing by the Fund and BNYM) for the purpose of monitoring state qualification by the Fund.

(xii)
Upon timely written instructions from the Fund, BNYM shall mail the following to Members (a) monthly or quarterly statements, (b) dividend and distribution notices, (c) proxy material, and (d) annually, any required Form 1099s in accordance with applicable tax regulations.

(xiii)	Maintain historical information regarding the account of each Member, including dividends and distributions paid and the date and price for all transactions on a Member’s account.

(xiv)	Maintain records of (a) any stop or restraining order placed against a Member’s account and (b) information with respect to withholdings.

(xv)	Report to the Fund on such matters and provide such additional services from time to time as agreed to in writing by the Fund and BNYM.

(xvi)
Coordinate with the Fund’s independent accountants any required information necessary for the preparation of the tax reports in accordance with the applicable tax regulations by such dates as shall be mutually agreed upon by the parties.

(xvii)
Upon direction of the Fund, establish, or facilitate the establishment of, and maintain such bank or other accounts in the name of the Fund or BNYM as may be required to accept subscription proceeds from actual or potential Members and/or for payment of redemption or repurchase proceeds, or otherwise to facilitate the provision of investor services to the Fund under this Agreement, which accounts may be established with bank affiliates of BNYM.  Each Fund acknowledges and agrees that BNYM and such affiliated banks may receive interest, credits or investment income and other benefits from the transitional balances in such accounts and that BNYM shall act as a depositary only with respect to such accounts, and in its capacity as such, BNYM shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any asset deposited with it.

Item 2.     Description of Accounting Services on a Continuous Basis.  BNYM will perform the following accounting services if required with respect to a Fund:

(i)	Journalize investment, capital and income and expense activities;

(ii)	Record investment buy/sell trade tickets when received from the investment adviser for the Fund (the “Adviser”);

(iii)	Maintain individual ledgers for investment securities;

(iv)	Maintain historical tax lots for each security;

(v)	Record and reconcile corporate action activity and all other capital changes;

(vi)	Reconcile cash and investment balances with the Fund’s custodian(s)/prime broker(s), and provide the Adviser with the beginning cash balance available for investment purposes;

(vii)	Calculate contractual expenses, including management fees and incentive allocation, as applicable, in accordance with the Fund’s Organizational Documents;

(viii)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations in U.S. dollar terms;

(ix)	Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

(x)	Control all disbursements and authorize such disbursements upon Written Instructions;

(xi)	Calculate capital gains and losses;

(xii)	Determine net income;

(xiii)
Prepare for execution and file the Fund’s federal income, state and excise tax returns, provided, however, that BNYM shall not be responsible for determining the amount of distribution necessary to relieve the Fund from any excise tax liability (other than to assist the Fund in its calculation of such amounts);

(xiv)	Determine applicable foreign exchange gains and losses on payables and receivables;

(xv)
Obtain security market quotes and currency exchange rates from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of the Fund’s investments in accordance with applicable valuation policies or guidelines provided by the Fund to BNYM and acceptable to BNYM;

(xvi)	Transmit or mail a copy of the portfolio valuation to the Adviser as agreed upon between the Fund and BNYM;

(xvii)
Arrange for the computation of the net asset value in accordance with the provisions of the offering memorandum and transmit to the Fund by the close of business the business day after receipt by BNYM of the underlying funds’ investment performance information;

(xviii)
If the Fund determines, in accordance with guidelines established by the Fund’s Governing Body for responding to NAV errors, that it is necessary for the Fund to re-state a previously reported NAV, BNYM will recalculate the NAV; and

(xix)	Furnish such additional information from time to time as may be agreed upon by the Fund and BNYM; however, the Fund may incur additional costs related thereto.

Item 3.                   Description of Administration Services on a Continuous Basis.  BNYM will perform the following administration services with respect to a Fund:

(i)	Supply various normal and customary Fund statistical data as requested on an ongoing basis;

(ii)	Prepare and coordinate printing of Fund’s annual reports;

(iii)	Copy the General Partner on routine correspondence sent to Limited Partners; and

(iv)	Perform such additional administrative duties relating to the administration of the Fund as may subsequently be agreed upon in writing between the Fund and BNYM;

(v)	Prepare and file the Fund’s Semi-Annual Reports with the SEC on Form N-SAR; and

(vi)
Prepare the Fund’s Form N-CSRs and Form N-Qs (provided that BNYM shall not be responsible for certifications relating to such reports), and coordinate with the Fund’s financial printer the filing of such Form N-CSRs and Form N-Qs with the SEC.

Item 4.                   Sub-Chapter M Services.  Subject to the terms and conditions set forth herein, BNYM will provide the following Sub-Chapter M Services if required and as agreed with respect to a Fund or Series:

•	Monthly asset diversification tests (50% and 25% tests) under IRC Section 851(b)(3); and

•
Monthly gross income “proxy” analysis.  This proxy analysis is not the gross income test under Section 851(b)(2) but leverages the results of the monthly asset diversification tests in order to determine how much of the Fund’s gross assets are likely to generate qualifying income (for purposes of Section 851(b)(2)).

If a Fund’s investments are comprised of underlying investment funds, the foregoing tests will be based primarily or solely on the security position data (“Position Data”) derived from each of the underlying investment funds in which the Fund is invested (each, an “Underlying Fund”).  BNYM will therefore need to enter into suitable arrangements with each Underlying Fund to obtain such Underlying Fund’s Position Data.  Due to the highly confidential nature of each Underlying Fund’s Position Data and other factors, the parties anticipate that most if not all of the Underlying Funds will require that BNYM agree not to disclose such information to third parties, including, in particular, the Fund (each, a “Non-Disclosure Agreement”).

BNYM agrees to undertake best efforts to enter into a customary and appropriate Non-Disclosure Agreement with each of the Underlying Funds; however, BNYM shall not be obligated to enter into any specific Non-Disclosure Agreement with an Underlying Fund except upon such terms reasonably acceptable to BNYM, including appropriate provisions regarding limitations of liability, indemnification and any such other appropriate terms and conditions, consistent with the parties’ regulatory requirements and applicable laws and regulations.

Once BNYM has negotiated a suitable Non-Disclosure Agreement with each Underlying Fund, on a monthly basis each Underlying Fund will provide its Portfolio Data to BNYM as of the then previous month’s end in a format mutually agreed to by the parties.  BNYM will aggregate the Portfolio Data from each of the Underlying Fund (“Aggregated Position Data”), perform the quarterly and annual Sub-Chapter M calculations listed above based on such Aggregated Position Data and provide a report of the results of such testing to the Fund and its auditors.

Nothing herein shall serve to prohibit or otherwise limit the ability of BNYM or its affiliates to enter into an administration or other servicing relationship with any Underlying Fund.  BNYM shall be under no duty or obligation to take any action with respect to Portfolio Data other than as expressly provided for herein.  For the avoidance of doubt, BNYM shall not be liable or responsible for the accuracy of any Portfolio Data, and BNYM shall be under no duty hereunder to validate, verify or confirm such Portfolio Data.  BNYM shall not be liable or responsible for the failure or refusal of any Underlying Fund to provide the Portfolio Data to BNYM on a timely basis in accordance with the Non-Disclosure Agreement.  The Fund acknowledges, consents and agrees that BNYM is entitled to and must maintain the confidentiality of Portfolio Data and not disclose such Portfolio Data to the Fund (even if such Portfolio Data is material or adverse to the Fund’s interests), and the Fund hereby waives any claims or liabilities arising from BNYM’s possession of such material or adverse Portfolio Data.  Except as limited herein, the provision of Sub-Chapter M Services by BNYM shall otherwise be subject to the terms and conditions of this Agreement (including, without limitation, the standard of care and limitations of liability under Section 13 and indemnification under Section 12(a) of this Agreement).

Item 5.                   AML Services.  With respect to Fund subscribers obtained through a designated distribution channel, as directed in writing by an Authorized Person (hereafter “Designated Subscribers”), BNYM shall provide the following AML Services, subject to the terms and conditions set forth herein.

(i)	Designated Subscriber Identification and Verification: The following information will be obtained with respect to each Designated Subscriber:

(a) Natural Persons

•	Full name (i.e., no initial for a first name);

•	Full residence address, including apartment number and standardized country code;

•	Nationality;

•	Occupation

•
Social security number (U.S. Persons) and a photocopy of the Designated Subscriber’s passport or driver’s license bearing a photograph and signature to verify the Designated Subscriber’s identity and nationality;

•	Information regarding the legal capacity in which the Designated Subscriber is acting (i.e., on his or her own behalf, or on behalf of another person or legal entity);

•	Information regarding the identity of any ultimate beneficial owners of the Shares, if applicable; and

•
Identification of the source of the Designated Subscriber’s (or, if the Designated Subscriber is acting on behalf of another person or legal entity, such third party’s) funds, including (1) the name and address of the remitting financial institution, name and address of the Designated Subscriber and the Designated Subscriber’s account number, and (2) a statement of what transaction or business generated the funds.

(b)           Legal Entities

•	Full legal name;

•	Type of entity;

•	Description of business;

•	Jurisdiction in which organized;

•	Registered address;

•	Business address;

•	Taxpayer Identification Number (U.S. entities) or equivalent;

•	Copy of Organizational Documents;

•	List/register of directors; and

•	Identification of the source of the Designated Subscriber’s (or, if the Designated Subscriber is acting on behalf of another person or legal entity,

such third party’s) funds, including (1) the name and address of the remitting financial institution, name and address of the Designated Subscriber and the Designated Subscriber’s account number, and (2) a statement of what transaction or business generated the funds.

In addition to any of the Designated Subscriber identification information set forth in (a) or (b) above, BNYM may obtain and rely upon a letter of reference from a local office of a bank or brokerage firm that is incorporated, or has its principal place of business located, in a Financial Action Task Force on Money Laundering (FATF) Country certifying that the prospective Designated Subscriber maintains an account at such bank or brokerage firm and containing a statement affirming the prospective investor’s identity (a sample Letter of Reference is attached hereto as Schedule 1).

BNYM’s review of such information shall include:  an examination of the Subscription Agreement and other identification documents provided by the Designated Subscriber to determine if the same has been completed, but without verifying the same except as set forth above.  Any inability on the part of BNYM to obtain or verify the information as set forth above shall be reported to the Fund’s Money Laundering Reporting Officer or equivalent (as identified by the Fund to BNYM from time to time) for further disposition.

(ii)	OFAC and Other Verifications

BNYM shall verify that each Designated Subscriber is not (a) a designated national and blocked person as identified on the most recently updated U.S. Department of Treasury Office Foreign Assets Control (OFAC) List, or (b) a senior foreign political figure, its immediate family members and close associates, or any foreign shell bank; provided that with respect to (ii)(b) hereof, the Administrator’s verifications shall be based solely upon the representations (if any) made in the Subscription Agreement of the Fund.

(iii)	Monitoring and Reporting

The following will be monitored for significant changes or inconsistencies in the pattern of transactions by the Designated Subscriber and a report of any such changes or inconsistencies shall be made promptly to the Fund’s Money Laundering Reporting Officer or equivalent (as identified by the Fund to the Administrator from time to time) for further disposition:

•	Subscription and redemption payments
•	Frequency
•	Amount
•	Geographic origin/destination

AML Services Terms and Conditions.  BNYM’s provision of the foregoing AML Services shall be limited to Designated Subscribers only.  With respect to any other investors in the Fund, the Fund’s investment adviser will provide to BNYM an annual anti-money laundering certificate of compliance and BNYM assumes no AML-related responsibilities or obligations hereunder with respect to such investors.

BNYM does not warrant that (x) its performance of AML Services will achieve any particular intended result, (y) that its performance will satisfy any legal obligations of the Fund, or (z) that it will detect all possible instances of money laundering or transactions involving money laundering or other unlawful activities.  BNYM MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO AML SERVICES.

The Fund shall provide each subscription application or agreement of a Designated Subscriber (“Subscription Agreement”) to BNYM a reasonable time before accepting any initial payment from the Designated Subscriber, and shall not accept any such payment unless and until BNYM shall have completed AML Services with respect to such Designated Subscriber.  BNYM may assume the authenticity and accuracy of any document provided by a Designated Subscriber without verification unless in the sole discretion of BNYM the same on its face appears not to be genuine.  In the event of delay or failure by the Designated Subscriber to produce any information required by the Subscription Agreement or by BNYM in providing the AML Services, BNYM may refuse to accept the subscription and the subscription monies related thereto or may refuse to allow a redemption until proper information has been provided.  The Fund shall instruct BNYM not to accept any payment on behalf of the Fund from a Designated Subscriber or pay on behalf of the Fund any redemption or repurchase proceeds to a Designated Subscriber if the Fund determines that such acceptance or payment would violate any anti-money laundering laws applicable to the Fund.  In the event any initial payment from a Designated Subscriber is sent to an account other than an account of the Fund maintained at BNYM or an affiliate of BNYM, (A) the Fund shall promptly notify BNYM of the receipt of such payment, (B) the Fund shall not invest such payment until BNYM has completed the AML Services with respect to such Designated Subscriber, and (C) the Fund shall indemnify and hold BNYM harmless in accordance with the terms of this Agreement with respect to any such payment that is invested prior to BNYM’s completion of the AML Services and acceptance of the subscription therefor.

BNYM shall provide prompt notice to the Fund of any potential Designated Subscriber with respect to whom BNYM has anti money laundering concerns based on the performance of the AML Services.

BNYM is providing the AML Services based on the representation and warranty of the Fund, which shall be deemed continued and repeated on each day on which BNYM provides such services, that the AML Services together with the activities of the Fund in accordance with its internal policies, procedures and anti money laundering controls shall together satisfy all the requirements of the laws with respect to money laundering applicable to BNYM and the Fund.

Upon request, BNYM shall provide to the Fund’s governing board a written summary of BNYM’s anti-money laundering compliance procedures applicable to its performance of the AML Services.

In the event of any failure by BNYM to provide any of the AML Services in accordance with its Standard of Care and not otherwise, BNYM’s liability shall be limited to the lesser of (x) the actual direct money damages suffered by the Fund as a direct result of such failure and (y) the amount paid by the Fund under this Agreement for the providing of such services during the twelve (12) months immediately preceding the month in which the event giving rise to such liability occurred.  Any action brought against BNYM or its affiliates for claims hereunder must be brought within one year following the date on which such claim accrues.

Schedule 1 to Item 5 of Appendix B

LETTER OF REFERENCE

[Letterhead of Bank or Broker-Dealer]

To:	The Bank of New York Mellon
101 Barclay Street, 20W
New York, New York 10286

The undersigned hereby certifies, which certifications shall be deemed to be continuing, that:

1.
[insert name of institution] (the “Institution”) has established and maintains an anti-money laundering program and a customer identification program (together, the “Program”), which includes policies and procedures that require the Institution to obtain and verify information about the identity of its clients and which are reasonably designed to ensure that the Institution is not being used by any client as a conduit for money laundering or other illegal purposes;

2.	The Institution is in compliance with the Program and all anti-money laundering laws, regulations and rules in effect that are applicable to it;

3.
The Institution has verified the identity of [insert name of investor] and to the best of the Institution’s knowledge, no transaction undertaken with respect to such investor’s account(s) at the Institution is prohibited by applicable law, regulation or rule and no property held in any such account(s) is derived from any activity prohibited by applicable law, regulation or rule.

(Authorized Signature)

Name:
Title:
Date:

APPENDIX C

ANTI-MONEY LAUNDERING CERTIFICATION